UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Astrotech Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-34426	91-1273737
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 West 5th Street, Suite 1275, Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Amendment to Form 8-A is being filed in connection with the reincorporation from the State of Washington to the State of Delaware (the “Reincorporation”) of Astrotech Corporation (the “Company”), pursuant to a plan of entity conversion that became effective December 22, 2017 (the “Plan of Entity Conversion”). The Reincorporation was accomplished by the filing of (1) a certificate of conversion, (2) a new certificate of incorporation (“Charter”), and (3) the certificate of designation of Series A Junior Participating Preferred Stock with the Delaware Secretary of State and by filing articles of entity conversion with the Washington Secretary of State. Pursuant to the Plan of Entity Conversion, the Company also adopted new bylaws. The Company hereby amends the following items, exhibits or other portions of its Form 8-A filed on July 31, 2009, as amended on July 29, 2010, August 10, 2011, August 10, 2012, July 10, 2014, August 11, 2015, August 8, 2016 and July 25, 2017 with the Securities and Exchange Commission (“SEC”) regarding the description of preferred stock as set forth herein.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.     Description of Registrant’s Securities to be Registered

Because it has reincorporated in the State of Delaware, the Company now is governed by the Delaware General Corporation Law (the “DGCL”). Under its new Charter, the Company is authorized to issue up to 2,500,000 shares of preferred stock, par value $0.001. The Charter also provides that the Company’s board of directors is authorized to adopt one or more resolutions to provide for the issuance of one or more series of preferred stock and to establish the designation, powers, preferences and rights of the shares of each series. The rights of a series of preferred stock may include rights that are not provided to common stockholders, including, but not limited to, voting, redemption, conversion and dividends and liquidation distributions rights.

As previously disclosed, on July 29, 2009, the Company’s board of directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock. The dividend was payable on August 10, 2009 to the shareholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series D Junior Participating Preferred Stock (the “Washington Junior Preferred Stock”) of the Company, at a price of $3.31 per share of, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (as amended, the “Rights Agreement”) between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent.

In connection with the Reincorporation, the Company amended the Rights Agreement (the “Amendment”) from a contract made and governed under the laws of the State of Washington to a contract made and governed under the laws of the State of Delaware. Additionally, the Amendment also amended the Rights Agreement so that each Right will entitle the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company (the “Delaware Junior Preferred Stock”). The terms of the Delaware Junior Preferred Stock are substantially similar to the terms of the Washington Junior Preferred Stock. The rights under the Rights Plan are only exercisable following a Distribution Date (or other event) set forth in the Rights Plan. As such, the Rights are not currently exercisable as a result of the Reincorporation.

The Amendment is incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 27, 2018. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of such exhibit.

Item 2.     Exhibits

Exhibit No.	Description
4.1
Rights Agreement, dated as of July 29, 2009, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A, filed on July 31, 2009).

4.2
Amendment One to Rights Agreement, dated as of July 29, 2010, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 29, 2010).

4.3
Amendment Two to Rights Agreement, dated as of August 10, 2011, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 10, 2011).

4.4
Amendment Three to Rights Agreement, dated as of August 10, 2012, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 10, 2012).

4.5
Amendment Four to Rights Agreement, dated as of August 6, 2013, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 12, 2013).

4.6
Amendment Five to Rights Agreement, dated as of June 9, 2014, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 9, 2014).

4.7
Amendment Six to Rights Agreement, dated as of August 5, 2015, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 11, 2015).

4.8
Amendment Seven to Rights Agreement, dated as of August 4, 2016, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 8, 2016).

4.9
Amendment Eight to Rights Agreement, dated as of July 20, 2017, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 25, 2017).

4.10
Amendment Nine to Rights Agreement, dated as of February 22, 2018, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 27, 2018).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2018	ASTROTECH CORPORATION

By:
Thomas B. Pickens III
Chairman of the Board and Chief
Executive Officer

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)
4.1
Rights Agreement, dated as of July 29, 2009, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A, filed on July 31, 2009).
E
4.2
Amendment One to Rights Agreement, dated as of July 29, 2010, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 29, 2010).
E
4.3
Amendment Two to Rights Agreement, dated as of August 10, 2011, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 10, 2011).
E
4.4
Amendment Three to Rights Agreement, dated as of August 10, 2012, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 10, 2012).
E
4.5
Amendment Four to Rights Agreement, dated as of August 6, 2013, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 12, 2013).
E
4.6
Amendment Five to Rights Agreement, dated as of June 9, 2014, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 9, 2014).
E
4.7
Amendment Six to Rights Agreement, dated as of August 5, 2015, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 11, 2015).
E
4.8
Amendment Seven to Rights Agreement, dated as of August 4, 2016, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 8, 2016).
E
4.9
Amendment Eight to Rights Agreement, dated as of July 20, 2017, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 25, 2017).
E
4.10
Amendment Nine to Rights Agreement, dated as of February 27, 2018, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 27, 2018).
E